Luby's Reports First Quarter Fiscal 2014 Results

HOUSTON, Dec. 19, 2013 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced unaudited financial results for its twelve-week first quarter fiscal 2014, which ended on November 20, 2013. Due to a year-over-year calendar shift, the first quarter fiscal 2014 did not include the Thanksgiving holiday, whereas in fiscal 2013, the quarter ended on the day before Thanksgiving when many of our guests picked up their holiday meal packages.

Chris Pappas, President and CEO, remarked, "Our first quarter fiscal 2014 demonstrated solid operational performance at our core concept restaurants, Luby's Cafeterias and Fuddruckers, resulting in total same-store sales growth of 1.1%, adjusted for the Thanksgiving calendar shift, compared to the first quarter of 2013. Both core brands maintained or improved their profit margins, driven primarily from improved year-over-year labor deployment. We are proud of the work our team continues to achieve in satisfying our guests and improving our brands."

"New restaurant development continues to gain traction both through new restaurant openings and development pipeline activity. During the quarter, we opened one new Luby's Cafeteria in Eagle Pass, Texas and we exited one of the two remaining Koo Koo Roo locations in California. Two new Fuddruckers franchise locations opened during the quarter, one in North Dakota, and one in California. One franchise location in West Texas closed. After the end of the quarter, we also ceased operations at two unprofitable Cheeseburger in Paradise restaurants. In addition, we recently converted a Cheeseburger in Paradise location in Illinois into a Fuddruckers."

2014 First Fiscal Quarter Review

Same-Store Sales Year-Over-Year Comparison:

	Q1 2014	Calendar Shift Adjusted Q1 2014	Q1 2013	Full Year 2013
Luby's	(0.9%)	2.4%	0.2%	0.2%
Fuddruckers	(2.3%)	(2.3%)	0.9%	0.2%
Koo Koo Roo	(17.0%)	(6.9%)	(22.1%)	(18.9%)
Total Same-store sales	(1.3%)	1.1%	0.2%	0.0%

Note: Luby's begins including a restaurant's sales results into the same-store sales calculation once that restaurant has been open for 18 consecutive accounting periods.

Total company same-store sales decreased 1.3%. Adjusting for the calendar shift relating to the timing of Thanksgiving, total company same-store sales rose 1.1%. Same-store sales at Luby's Cafeterias declined 0.9%. Excluding the impact of the calendar shift, same-store sales increased 2.4% at Luby's Cafeterias as customer traffic grew 1.6% and the average spend per customer increased 0.7%. Fuddruckers same-store sales declined 2.3%, as a 4.8% decline in customer traffic was partially offset by an average spend per customer increase of 2.7%.

First Quarter Restaurant Sales (In thousands)

	Q1 2014 (1) Total Company	Q1 2014 (2) Cheeseburger In Paradise (CIP)	Q1 2014 (1) minus (2) Ex. CIP	Q1 2013	2014 Ex. CIP vs. 2013%
Restaurant sales	$ 81,446	$ 8,781	$ 72,665	$ 73,968	(1.8%)
Vending	112		112	122	(8.2%)
Culinary Contract Services	4,270		4,270	3,841	11.2%
Franchise Revenue	1,514		1,514	1,522	(0.5%)

Total Revenue	$ 87,342	$ 8,781	$ 78,561	$ 79,453	(1.1%)

Note: Cheeseburger in Paradise (CIP), acquired 12-6-2012.

  Restaurant sales rose to $81.4 million, compared to $74.0 million in the prior fiscal year's first quarter, due to the $8.8 million in sales generated at Cheeseburger in Paradise, which was acquired on December 6, 2012, offset primarily by the lower sales associated with the year-over-year calendar shift.  Ten new Luby's cafeterias and Fuddruckers restaurants that have been open less than 18 accounting periods contributed an additional $1.1 million in restaurant sales, offset by a decline of $1.5 million from closed stores over the prior year and $0.9 million in fiscal quarter same-store sales decline.
  First quarter fiscal 2014 franchise revenue of $1.5 million was approximately level with the first quarter fiscal 2013.
  Revenue from Culinary Contract Services increased to $4.3 million in the first quarter fiscal 2014 compared to $3.8 million in the same fiscal quarter last year. We ended the first quarter fiscal 2014 operating 21 facilities, an increase from 18 facilities at the end of the first quarter fiscal 2013. We now operate with a stronger mix of clients and are generating higher operating margins in this line of business.
  Store level profit, defined as restaurant sales less food costs, payroll and related costs, other operating expenses, and occupancy costs, was $8.7 million, or 10.7% of restaurant sales.  Removing the impact of Cheeseburger in Paradise, store level profit was $10.1 million, or 13.9% of restaurant sales. In the prior fiscal year's first quarter, store level profit was $9.8 million, or 13.2% of restaurant sales. Store level profit is a non-GAAP measure and reconciliation to income from continuing operations is presented after the financial statements.
  In the first quarter fiscal 2014, we produced a loss from continuing operations of $1.4 million, or a loss of $0.05 per share compared to income from continuing operations of $0.2 million in the same quarter last year, or $0.01 per diluted share. Results in fiscal 2014 and 2013 included various special items. Excluding special items and the loss from Cheeseburger in Paradise, first quarter fiscal 2014 income from continuing operations was $0.4 million, or $0.01 per share, compared to $0.1 million, or $0.00 per share in the first quarter fiscal 2013.

Reconciliation of income (loss) from continuing operations to income from continuing operations, before special items (1,2)

	Q1 FY2014		Q1 FY2013
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income (Loss) from Continuing Operations	($1,381)	($0.05)	$ 217	$ 0.01
Asset charges; (gain) loss on disposal of assets	318	$0.01	(101)	(0.01)
Loss from Cheeseburger in Paradise (3)	1,479	$0.05
Income from Continuing Operations, before special items	$ 416	$0.01	$ 116	$ 0.00

(1)

Luby's uses income from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby's has reconciled income (loss) from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.
(3)	Loss from Cheeseburger in Paradise is after allocation of depreciation, direct G&A and interest expense, net of an estimated tax benefit.

Fiscal First Quarter Operating Expense Review
Food costs as a percentage of restaurant sales increased to 28.7% in the first quarter fiscal 2014 from 28.2% in the comparable quarter last year, primarily due to higher food and beverage costs at Cheeseburger in Paradise. Excluding the impact of Cheeseburger in Paradise, our food cost as a percentage of restaurant sales declined 0.1% to 28.1% in the first quarter fiscal 2014. The slight decline in food cost as a percentage of sales in the first quarter fiscal 2014 compared to the first quarter fiscal 2013 is the result of careful food cost management and commodity price increases that were partially offset by menu price increases.

In the first quarter fiscal 2014, payroll and related costs as a percentage of restaurant sales increased to 35.4% from 35.1% in last year's first fiscal quarter. Excluding the impact of Cheeseburger in Paradise, payroll and related costs as a percentage of restaurant sales decreased 0.8% to 34.2% in the first quarter fiscal 2014. This decline was primarily due to improved labor deployment management, including the ability to react more quickly to changes in customer traffic. Payroll and related costs decreased in dollar terms and as percentage of sales at each of our core Luby's Cafeteria and Fuddruckers brands. With the inclusion of Cheeseburger in Paradise, our total payroll and related cost in the first quarter fiscal 2014 increased approximately $2.9 million, to $28.8 million, compared to $25.9 million in the same fiscal quarter last year.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, and services. As a percentage of restaurant sales, other operating expenses were 19.1% compared to 18.1% in the same fiscal quarter last year, due primarily to the addition of Cheeseburger in Paradise. Excluding Cheeseburger in Paradise, other operating expenses as a percent of restaurant sales were 18.2% in the first quarter fiscal 2014, a slight increase from 18.1% the same quarter last year. Increases in restaurant supplies and other expenses were mostly offset by a reduction in repairs and maintenance expenses as a percentage of restaurant sales. During the quarter, we invested 30% more dollars this year than last year in marketing to more efficiently promote our brands with our customers. Marketing as a percentage of sales was 1.1% of total restaurant sales with Cheeseburger in Paradise in the current year compared to 0.9% last year without Cheeseburger in Paradise. Other operating expenses in the first quarter fiscal 2014, including the addition of Cheeseburger in Paradise, increased approximately $2.2 million to $15.5 million, compared to the same quarter last year.

Occupancy costs include property lease expense, property taxes, and common area maintenance charges. Occupancy costs increased $1.0 million to $5.0 million primarily due to the inclusion of the acquired 23 Cheeseburger in Paradise leased locations.

Depreciation and amortization expense increased $0.3 million to $4.4 million in the first quarter fiscal 2014 compared to the same quarter last year primarily due to the acquisition of Cheeseburger in Paradise. Investments in new locations, as well as the capital used for remodeling existing locations, was mostly offset by the reduction in depreciation from certain assets reaching the end of their depreciable lives.

General and administrative expenses increased to $8.0 million in the first quarter fiscal 2014 from $7.4 million in the first quarter fiscal 2013. As a percentage of total revenues, general and administrative expenses declined to 9.2%, compared to 9.3% in the same fiscal quarter last year.

Capital Expenditures and Balance Sheet
At the end of the first quarter fiscal 2014, we had $1.8 million in cash, and $176.4 million in shareholders' equity. During the first quarter, we generated $3.9 million in cash from operating activities. We ended the quarter with a $24.3 million outstanding debt balance and $41.0 million available under our credit facility.

During the first quarter, our capital expenditures totaled $9.2 million, and included investments of $4.2 million on new unit development, $1.3 million for the purchase of land, $1.5 million on remodeling of existing restaurants, and $2.1 million in recurring maintenance capital spend.

2014 Outlook
We are reiterating the sales guidance that was provided in our fiscal fourth quarter 2013 earnings press release, including same-store sales growth of up to 1% in fiscal 2014 from fiscal 2013 levels. Total restaurant sales, including same-store sales plus the contribution from new store openings, offset by store closings, are expected to be in the range of $375 million to $385 million. New stores opening in fiscal 2014 are expected to contribute $8 million to $10 million to total restaurant sales. We believe the 20 Cheeseburger in Paradise locations currently operating will continue to put pressure on total company sales and earnings over the next 12 months while we continue to apply changes to the concept including some conversions and remodels. This outlook is sensitive to changes in economic conditions and the effects of other risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 12, 2013.

During the remaining three quarters of fiscal 2014, we expect to achieve the following restaurant development milestones:

  3 location openings with a side-by-side Luby's Cafeteria and Fuddruckers for a total of 6 new restaurants, an increase from a previously estimated 4 restaurants and 2 locations.
  2 to 3 stand-alone or in-line Fuddruckers locations openings.
  At least two additional restaurant construction starts for fiscal 2015 openings.
  7 - 12 remodels.

We anticipate investing approximately $35 million to $40 million in capital expenditures in fiscal 2014, including $14 million for restaurant openings and beginning construction in fiscal 2014, up to $6 million in restaurant remodels, and $10 million to purchase parcels of land for new restaurant development.

Conference Call
Luby's will host a conference call tomorrow, December 20, 2013, at 10:00 a.m., Central Time, to discuss further its first quarter 2014 fiscal results. To access the call live, dial (480) 629-9835 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through December 27, 2013 and may be accessed by calling (303) 590-3030 and using the pass code 4650101#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's
Luby's, Inc. operates restaurants under the brands Luby's Cafeteria and Fuddruckers and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 93 Luby's Cafeterias, 63 Fuddruckers restaurants, 20 Cheeseburger in Paradise full service restaurants and bars, one Koo Koo Roo Chicken Bistro, and one Bob Luby's Seafood Grill. Its 93 Luby's cafeterias are located primarily in Texas. In addition to the 63 company-operated Fuddruckers locations, the Company has 117 Fuddruckers franchises locations across the United States (including Puerto Rico), Canada, and Mexico. Luby's Culinary Services provides food service management to 21 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

Dennard-Lascar Associates
713-529-6600
Rick Black / Sheila Stuewe
Investor Relations

Luby's, Inc. Consolidated Statements of Operations (unaudited) (In thousands except per share data)

	Quarter Ended
	November 20, 2013	November 21, 2012
	(12 weeks)	(12 weeks)
SALES:
Restaurant sales	$ 81,446	$ 73,968
Culinary contract services	4,270	3,841
Franchise revenue	1,514	1,522
Vending revenue	112	122

TOTAL SALES	87,342	79,453
COSTS AND EXPENSES:
Cost of food	23,364	20,842
Payroll and related costs	28,860	25,988
Other operating expenses	15,511	13,345
Occupancy costs	4,995	4,037
Opening costs	350	206
Cost of culinary contract services	3,672	3,466
Depreciation and amortization	4,413	4,118
General and administrative expenses	8,029	7,378
Provision for asset impairments	430	90
Net (gain) loss on disposition of property and equipment	51	(242)

Total costs and expenses	89,675	79,228

INCOME (LOSS) FROM OPERATIONS	(2,333)	225
Interest income	2	2
Interest expense	(253)	(175)
Other income, net	296	243

Income (loss) before income taxes and discontinued operations	(2,288)	295
Provision (benefit) for income taxes	(907)	78

Income (loss) from continuing operations	(1,381)	217
Loss from discontinued operations, net of income taxes	(85)	(88)

NET INCOME (LOSS)	(1,466)	$ 129

Income (loss) per share from continuing operations:
Basic	$ (0.05)	$ 0.01
Assuming dilution	(0.05)	0.01

Loss per share from discontinued operations:
Basic	$ —	$ —
Assuming dilution	—	—

Net income (loss) per share:
Basic	$ (0.05)	$ 0.01
Assuming dilution	(0.05)	0.01

Weighted average shares outstanding:
Basic	28,765	28,386
Assuming dilution	28,765	28,567

The accompanying notes are an integral part of these consolidated financial statements.

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended
	November 20,	November 21,
	2013	2012
	(12 weeks)	(12 weeks)

Restaurant sales	93.2%	93.1%
Culinary contract services	4.9%	4.8%
Franchise revenue	1.7%	1.9%
Vending revenue	0.1%	0.2%
TOTAL SALES	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.7%	28.2%
Payroll and related costs	35.4%	35.1%
Other operating expenses	19.1%	18.1%
Occupancy costs	6.1%	5.5%
Store level profit	10.7%	13.2%

(As a percentage of total sales)
General and administrative expenses	9.2%	9.3%
INCOME (LOSS) FROM OPERATIONS	(2.7)%	0.3%

Luby's, Inc. Consolidated Balance Sheets (In thousands, except share data)

	November 20, 2013	August 28, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,828	$1,528
Trade accounts and other receivables, net	3,821	4,083
Food and supply inventories	7,021	5,026
Prepaid expenses	2,206	3,183
Assets related to discontinued operations	3	21
Deferred income taxes	1,434	1,436
Total current assets	16,313	15,277
Property held for sale	—	449
Assets related to discontinued operations	4,207	4,189
Property and equipment, net	195,132	190,519
Intangible assets, net	25,183	25,517
Goodwill	2,169	2,169
Deferred incomes taxes	9,156	7,923
Other assets	4,207	4,262
Total assets	$256,367	$250,305

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$24,653	$23,655
Liabilities related to discontinued operations	510	440
Accrued expenses and other liabilities	21,998	21,178
Total current liabilities	47,161	45,273
Credit facility debt	24,300	19,200
Liabilities related to discontinued operations	297	304
Other liabilities	8,232	8,010
Total liabilities	79,990	72,787
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,814,984 and 28,804,344, respectively; Shares outstanding were 28,314,984 and 28,304,344, respectively	9,220	9,217
Paid-in capital	26,387	26,065
Retained earnings	145,545	147,011
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	176,377	177,518
Total liabilities and shareholders' equity	$256,367	$250,305

The accompanying notes are an integral part of these consolidated financial statements.

Luby's, Inc. Consolidated Statements of Cash Flows (unaudited) (In thousands)

	Quarter Ended
	November 20, 2013	November 21, 2012
	(12 weeks)	(12 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (1,466)	$ 129
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	538	(152)
Depreciation and amortization	4,413	4,136
Amortization of debt issuance cost	26	26
Share-based compensation expense	325	137
Reduction in tax benefits from share-based compensation	—	14
Deferred tax benefit	(1,231)	(113)

Cash provided by operating activities before changes in operating assets and liabilities	2,605	4,177
Changes in operating assets and liabilities:
Decrease in trade accounts and other receivables	262	638
Increase in food and supply inventories	(1,996)	(1,398)
Decrease in prepaid expenses and other assets	1,026	1,930
Increase in accounts payable, accrued expenses and other liabilities	2,043	1,239

Net cash provided by operating activities	3,940	6,586

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in note receivable	—	10
Proceeds from disposal of assets and property held for sale	467	510
Purchases of property and equipment	(9,207)	(4,874)

Net cash used in investing activities	(8,740)	(4,354)

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	22,300	12,600
Credit facility repayments	(17,200)	(14,100)

Net cash provided by (used in) financing activities	5,100	(1,500)

Net increase in cash and cash equivalents	300	732
Cash and cash equivalents at beginning of period	1,528	1,223

Cash and cash equivalents at end of period	$ 1,828	$ 1,955

Cash paid for:
Income taxes	$ —	$ —
Interest	200	146

The accompanying notes are an integral part of these consolidated financial statements.

Although store level profit, defined as restaurant sales less cost of food, payroll and related costs, other operating expenses and occupancy costs is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment. The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended
	November 20, 2013	November 21, 2012
	(12 weeks)	(12 weeks)

	(In Thousands)
Store level profit	$ 8,716	$ 9,756

Plus:
Sales from vending revenue	112	122
Sales from culinary contract services	4,270	3,841
Sales from franchise revenue	1,514	1,522

Less:
Opening costs	350	206
Cost of culinary contract services	3,672	3,466
Depreciation and amortization	4,413	4,118
General and administrative expenses	8,029	7,378
Provision for asset impairments	430	90
Net (gain) loss on disposition of property and equipment	51	(242)
Interest income	(2)	(2)
Interest expense	253	175
Other income, net	(296)	(243)
Provision (benefit) for income taxes	(907)	78

Income (loss) from continuing operations	$ (1,381)	$ 217